EXHIBIT 10.1

                                                         December 15, 1995

     Trion, Inc.
                      1996 Management Incentive Plan



The Management Incentive Plan (MIP) is for Trion officers and other key staff residing in the United States. The Compensation Committee of the Board of Directors (Committee) will administer the MIP with assistance from the Chief Executive Officer.

The Committee shall determine annually those persons who will participate in the MIP. It is anticipated that only those executives who have a significant and recurring impact on the Company's annual operating results will be eligible. Based on the present organizational structure, only officers and other members of the management team will be eligible.

The MIP will be awarded if a minimum working capital hurdle rate is achieved for the year. This hurdle rate is defined as the twelve-month average of inventory plus accounts receivable less accounts payable divided by the sales volume.

The targeted incentive, as a percentage of base salary, will vary by position and responsibility and may be changed by the Committee from one year to the next or for organizational changes during the year. Following are the current relationships:
                                 Target
                                Incentive           Incentive Basis

                                 Percent         Company       Individual
                                 of Base       Performance     Performance

President and CEO                  50%            100%             -
Vice Presidents Sales/Marketing    50%             35%            65%
Vice Presidents                    35%             85%            15%
Members of management team         20%             80%            20%


Company performance (consolidated) will be measured and weighted as follows:

                           Net sales               40%
                           Income before Taxes     60%

Each objective will be established annually at the beginning of the year.

Individual performance goals will be established by the officer responsible and the individual after discussions and analyses of current requirements. Individual goals will be set to enhance achievement of Company goals and will be weighted accordingly.

The incentive related to each element of the Company's performance will be earned as follows:

                                     Percentage of
               Attainment           Incentive Earned

               Threshold                   0%
               Target                    100%
               Maximum                   150%

The amount of incentive earned will be prorated for actual performance between the threshold and maximum levels.

Performance targets will be established annually at the discretion of the Compensation Committee with the assistance of the Chief Executive Officer.

Acquisitions made in 1996 are not included.

Extraordinary or unusual events will be excluded from measurement of the Company and individual performances. The Committee will determine the events considered extraordinary or unusual and will use generally accepted accounting principles as a guideline in the determination.

It is anticipated that the incentive will be paid to participants annually after completion of the audit by independent accountants. If employment is terminated by reason of death, disability or retirement during the plan year, the participant will receive a pro rata share of the incentive earned for the year. For determining the pro rata share, months employed during the year will be rounded up to the next highest full month. If a participant's employment is terminated during the plan year for any other reason, pro rata payment of the incentive will be at the sole discretion of the Committee.